Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Inamed Corporation:
We consent to the use of our reports dated March 14, 2005, with respect to the consolidated balance sheets of Inamed Corporation and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2004, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.
(signed) KPMG LLP
Los Angeles, California
November 15, 2005